 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HDS International Corp.

We consent to the use of our report dated April 16, 2012, with respect to the financial statements of HDS International Corp. as of December 31, 2011 and 2010, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and for the period from November 3, 2008 (inception) through December 31, 2011, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by HDS International Corp. on July 6, 2012.

/s/ M&K CPAS, PLLC

Houston, Texas

July 6, 2012